The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated December 29, 2023

December 29, 2023	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Notes Linked to the J.P. Morgan Tactical Blend Index due January 29, 2026

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

●      The notes are designed for investors who seek exposure to any appreciation of the J.P. Morgan Tactical Blend Index over the term of the notes.

●      Investors should be willing to forgo interest and dividend payments, while seeking full repayment of principal at maturity.

●      The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

●      Minimum denominations of $1,000 and integral multiples thereof

●      The notes are expected to price on or about January 26, 2024 and are expected to settle on or about January 31, 2024.

●	CUSIP: 48134TLV4

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $32.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $942.60 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 3-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Index: The J.P. Morgan Tactical Blend Index (Bloomberg ticker: JPUSTACB Index). The level of the Index reflects a deduction of 0.85% per annum that accrues daily.

Participation Rate: At least 220% (to be provided in the pricing supplement)

Pricing Date: On or about January 26, 2024

Original Issue Date (Settlement Date): On or about January 31, 2024

Observation Date*: January 26, 2026

Maturity Date*: January 29, 2026

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity: At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which may be zero.

You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Additional Amount: The Additional Amount payable at maturity per $1,000 principal amount note will equal:

$1,000 × Index Return × Participation Rate,

provided that the Additional Amount will not be less than zero.

Index Return:

(Final Value – Initial Value)
Initial Value

Initial Value: The closing level of the Index on the Pricing Date

Final Value: The closing level of the Index on the Observation Date

PS-1 | Structured Investments Notes Linked to the J.P. Morgan Tactical Blend Index

Supplemental Terms of the Notes

Any values of the Index, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the Notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

PS-2 | Structured Investments Notes Linked to the J.P. Morgan Tactical Blend Index

The J.P. Morgan Tactical Blend Index

The J.P. Morgan Tactical Blend Index (the “Index”) was developed and is maintained and calculated by J.P. Morgan Securities LLC (“JPMS”). The description of the Index and methodology included in the accompanying underlying supplement is based on rules formulated by JPMS (the “Rules”). The Rules, and not this description, will govern the calculation and constitution of the Index and other decisions and actions related to its maintenance. The Rules in effect as of the date of the accompanying underlying supplement are included as Annex A to the underlying supplement. The Index is the intellectual property of JPMS, and JPMS reserves all rights with respect to its ownership of the Index. The Index is reported by Bloomberg L.P. under the ticker symbol “JPUSTACB Index.”

The Index attempts to provide a dynamic rules-based allocation to the excess return performance of the J.P. Morgan U.S. Low Volatility Index (Total Return) (the “Equity Constituent”) and one of the following two “Defensive Constituents”: (1) the J.P. Morgan Core Bond Index (the “Bond Constituent”) and (2) the Invesco DB US Dollar Index Bullish Fund (the “Currency Constituent”), less a daily Index adjustment of 0.85% per annum. The selected Defensive Constituent is determined based on a momentum signal; and changes from one Defensive Constituent to the other are implemented over a period of up to 5 days, subject to changes in the signal during the period. The Index targets a volatility level of 5.0% (the “Target Volatility”), subject to a maximum total weight of 150% (the “Maximum Total Weight”); however, because the methodology used to calculate the realized volatility of the Index is based on the highest volatility over three separate look-back intervals (5 days, 63 days and 756 days), the actual realized volatility of the Index on an annualized basis is expected to be lower than its Target Volatility of 5.0%. The Equity Constituent, the Bond Constituent and the Currency Constituent are individually referred to herein as a “Portfolio Constituent”.

The Equity Constituent. The Equity Constituent is an index that applies a rules-based methodology to seek to track the total return of a portfolio of stocks selected from the components of the Solactive United States 1000 Index, with stocks with the highest realized volatility excluded, with weightings selected to seek sector diversification and with a weighting preference for stocks with lower realized volatility. There is, however, no assurance that the Index will exhibit lower volatility or provide higher risk-weighted returns than the Solactive United States 1000 Index or any other index or strategy. For additional information about the Equity Constituent, see “Background on the J.P. Morgan U.S. Low Volatility Index (Total Return)” in the accompanying underlying supplement.

The Defensive Constituents. The Index Calculation Agent (as defined below) select the Defensive Constituent for inclusion in the Index (the “Selected Defensive Constituent”) based on the price momentum of the Bond Constituent:

The Bond Constituent is an index that applies a rules-based methodology to evaluate recent market conditions and allocate exposure dynamically across up to ten (10) exchange-traded funds (“ETFs”) that each track a U.S. dollar fixed income sector. For additional information about the Bond Constituent, see “Background on the J.P. Morgan Core Bond Index” in the accompanying underlying supplement.

The Currency Constituent is an ETF that generally seeks to track changes in the level of the Deutsche Bank Long USD Currency Portfolio Index–Excess ReturnTM (the “DB Dollar Index”) by establishing long positions in ICE U.S. Dollar Index (“USDX®”) futures contracts designed to replicate the performance of taking a long position in the U.S. dollar against a basket of six (6) currencies composed of the Euro, Japanese Yen, British Pound, Canadian Dollar, Swedish Krona and Swiss Franc. The DB Dollar Index is intended to provide a general indication of the international value of the U.S. dollar relative to this basket of currencies and is composed solely of long positions in the USDX® futures contracts. All else being equal, the Currency Constituent increases when the U.S. dollar appreciates and decreases in value when the trade-weighted basket of currencies strengthen against the U.S. dollar.

The Index provides a balanced exposure to the Portfolio Constituents and rebalances from time to time based on the price momentum of the Bond Constituent and the realized volatility of the underlying notional portfolio.

Determining the Selected Defensive Constituent. The price momentum of the Bond Constituent on a given Index Business Day is calculated by comparing the closing level of the Bond Constituent on such day against the closing level on the Index Business Days that is sixty (60) days prior to such day (the “60-Day Price Momentum Signal”). If the Bond Constituent exhibits a positive 60-Day Price Momentum Signal on any given Index Business Day and on each of the two (2) Index Business Days preceding such day, then the Bond Constituent will be identified as the Selected Defensive Constituent for such day. However, if the Bond Constituent exhibits a negative or neutral 60-Day Price Momentum Signal on any given Index Business Day and on each of the two (2) Index Business Days preceding such day, then the Currency Constituent will be identified as the Selected Defensive Constituent for such day. In either scenario, if the 60-Day Price Momentum Signal on such day is not repeated on both of the two (2) preceding Index Business Days, then the Selected Defensive Constituent will be whichever one was last selected. Whenever the Selected Defensive Constituent changes from the Bond Constituent to the Currency Constituent (and vice versa) (each, a “Defensive Constituent Switch Day”), the Index will rebalance its exposure to the Portfolio Constituents starting on the immediately following Index Business Day and ending on the Index Business Day after the earlier of (y) the next Defensive Constituent Switch Day and (z) the Index Business Day for which the volatility budget of each Defensive Constituent as of such day is equal to the preliminary volatility budget of such Defensive Constituent calculated as of the Defensive Constituent Switch Day, up to a maximum of five (5) days. In addition, the Index will rebalance its exposure to the Portfolio Constituents on any other Index Business Day where the volatility of the notional portfolio underlying the Index is less than four point five percent (4.5%) or greater than five point five percent (5.5%), calculated as of the immediately preceding Index Business Day.

Considerations Relating to the Volatility of the Portfolio Constituents. Under normal market conditions, the Equity Constituent’s realized volatility has tended to be relatively more variable than the realized volatility of the Defensive Constituents. Consequently, the Index methodology may be more likely to allocate exposure to the Selected Defensive Constituent during periods of relatively higher market volatility

PS-3 | Structured Investments Notes Linked to the J.P. Morgan Tactical Blend Index

and to shift exposure from the Selected Defensive Constituent to the Equity Constituent under market conditions exhibiting relatively lower market volatility. In addition, because the Index methodology calculates realized volatility over periods ranging from 5 days to three years and allocates a greater proportion to the Selected Defensive Constituent during periods of greater equity market volatility, the Index has tended to exhibit an annualized realized volatility that is lower than the Target Volatility of 5.0%.

In general, equity markets have historically been more likely to outperform fixed-income and U.S. dollar currency markets during periods of relatively lower market volatility and to underperform fixed-income and U.S. dollar currency markets during periods of relatively higher market volatility. However, there can be no assurance that the Index allocation strategy will achieve its intended results or that the Index will outperform any alternative index or strategy that might reference the Portfolio Constituents. Past performance should not be considered indicative of future performance.

The Index seeks to allocate risk between the Equity Constituent and the Selected Defensive Constituent such that the risk associated with each of the Equity Constituent and the Selected Defensive Constituent is approximately equal by measuring the volatility of each Portfolio Constituent and setting the weight of such Portfolio Constituent in inverse proportion to its volatility. Therefore, all else being equal, a lower realized volatility for a Portfolio Constituent will generally result in a higher weight for that Portfolio Constituent, while a higher realized volatility will generally result in a lower weight. Under normal market conditions, because the Bond Constituent generally attempts to allocate to a portfolio with a realized volatility less than or equal to 5.0%, and the historical realized volatility of the Currency Constituent has generally ranged from 6.0% to 9.0%, the Equity Constituent’s realized volatility has tended to be significantly higher than those of the Defensive Constituents. Furthermore, because the methodology used to calculate the realized volatility of the Index is based on the highest volatility over three separate look-back intervals (5 days, 63 days and 756 days), the actual realized volatility of the Index on an annualized basis is more likely to be lower than the Target Volatility of 5.0% than it is likely to be higher, which has the effect of further lowering the weight of the Equity Constituent. Past performance should not be considered indicative of future performance. Consequently, the Index may have significant exposure for an extended period of time to the Selected Defensive Constituent, and that exposure may be greater, perhaps significantly greater, than its exposure to the Equity Constituent. However, the returns of the Selected Defensive Constituent may be significantly lower than the returns of the Equity Constituent, and possibly even negative while the returns of the Equity Constituent are positive, which will adversely affect the level of the Index.

Furthermore, under circumstances where the Equity Constituent’s realized volatility is significantly higher than that of the Selected Defensive Constituent, the performance of the Index is expected to be influenced to a greater extent by the performance of the Equity Constituent than by the performance of the Bond Constituent, unless the weight of the Selected Defensive Constituent is significantly greater than the weight of the Equity Constituent. Consequently, even in cases where the allocation to the Selected Defensive Constituent is greater than the allocation to the Equity Constituent, the Index may be influenced to a greater extent by the performance of the Equity Constituent than by the performance of the Selected Defensive Constituent because, under some conditions, the greater allocation to the Selected Defensive Constituent will not be sufficiently large to offset the greater realized volatility of the Equity Constituent.

Calculating the level of the Index. On any given day, the closing level of the Index (the “Index Level”) reflects the weighted excess return performance of the Portfolio Constituents (i.e., the total return performance less the notional financing cost) less the daily deduction of 0.85% per annum. The Index Level was set equal to 100.00 on November 24, 2006, the base date of the Index. The Index Calculation Agent began calculating the Index on a live basis on March 30, 2023.

The Index provides “excess return” exposure to the Portfolio Constituents because of the daily deduction of a notional financing cost, which is calculated by reference to the Effective Federal Funds Rate, from the performance of the Portfolio Constituents. The Effective Federal Funds Rate is a measure of the interest rate at which depository institutions lend balances at the Federal Reserve to other depository institutions overnight, calculated as the volume-weighted median of overnight federal funds transactions reported by U.S. banks and U.S. branches and agencies of non-U.S. banks, and is quoted on the basis of an assumed year of 360 days.

Our affiliate, JPMS, is currently the sponsor of the Index (in such capacity, the “Index Sponsor”) and the calculation agent of the Index (in such capacity, the “Index Calculation Agent”).

No assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Portfolio Constituents. Furthermore, no assurance can be given that the realized volatility of the Index will approximate the Target Volatility. The actual realized volatility of the Index may be greater or less than the Target Volatility.

If the aggregate weight of the Portfolio Constituents in the Index is less than 100%, the Index will not be fully invested, and any uninvested portion will earn no return. The daily deduction of 0.85% per annum is fully applied in calculating the Index Level, even when the Index is not fully invested.

The Index is described as a “notional” or “synthetic” portfolio of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Index merely references certain assets, the performance of which will be used as a reference point for calculating the Index Level.

Terms used in this pricing supplement, but not defined herein, will have the meanings ascribed to them in the accompanying underlying supplement.

See “The J.P. Morgan Tactical Blend Index” in the accompanying underlying supplement for more information about the Index.

PS-4 | Structured Investments Notes Linked to the J.P. Morgan Tactical Blend Index

Hypothetical Payout Profile

The following table and graph illustrate the hypothetical payment at maturity on the notes linked to a hypothetical Index. The hypothetical payments set forth below assume the following:

●	an Initial Value of 100.00; and
●	a Participation Rate of 220.00%.

The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value. The actual Initial Value will be the closing level of the Index on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.

Final Value	Index Return	Additional Amount	Payment at Maturity
165.00	65.00%	$1,430.00	$2,430.00
150.00	50.00%	$1,100.00	$2,100.00
140.00	40.00%	$880.00	$1,880.00
130.00	30.00%	$660.00	$1,660.00
120.00	20.00%	$440.00	$1,440.00
110.00	10.00%	$220.00	$1,220.00
105.00	5.00%	$110.00	$1,110.00
101.00	1.00%	$22.00	$1,022.00
100.00	0.00%	$0.00	$1,000.00
95.00	-5.00%	$0.00	$1,000.00
90.00	-10.00%	$0.00	$1,000.00
80.00	-20.00%	$0.00	$1,000.00
70.00	-30.00%	$0.00	$1,000.00
60.00	-40.00%	$0.00	$1,000.00
50.00	-50.00%	$0.00	$1,000.00
40.00	-60.00%	$0.00	$1,000.00
30.00	-70.00%	$0.00	$1,000.00
20.00	-80.00%	$0.00	$1,000.00
10.00	-90.00%	$0.00	$1,000.00
0.00	-100.00%	$0.00	$1,000.00
PS-5 | Structured Investments Notes Linked to the J.P. Morgan Tactical Blend Index

The following graph demonstrates the hypothetical payments at maturity on the notes for a sub-set of Index Returns detailed in the table above (-50% to 50%). There can be no assurance that the performance of the Index will result in a payment at maturity in excess of $1,000.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

How the Notes Work

Upside Scenario:

If the Final Value is greater than the Initial Value, investors will receive at maturity the $1,000 principal amount plus the Additional Amount, which is equal to $1,000 times the Index Return times the Participation Rate of at least 220.00%.

●	Assuming a hypothetical Participation Rate of 220.00%, if the closing level of the Index increases by 10.00%, investors will receive at maturity a return equal to 22.00%, or $1,220.00 per $1,000 principal amount note.

Par Scenario:

If the Final Value is equal to the Initial Value or is less than the Initial Value, the Additional Amount will be zero and investors will receive at maturity the principal amount of their notes.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-6 | Structured Investments Notes Linked to the J.P. Morgan Tactical Blend Index

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

●	THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY —

If the Final Value is less than or equal to the Initial Value, you will receive only the principal amount of your notes at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

●	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

●	The Index is subject to a 0.85% per annum daily deduction and the deduction of a notional financing cost —

One way in which the Index may differ from a typical index is that its level will be subject to a 0.85% per annum daily deduction and the deduction from the performance of each Portfolio Constituent of a notional financing cost calculated by reference to the Effective Federal Funds Rate. The Index Adjustment and the notional financing cost will be deducted daily. As a result of the deduction of the Index Adjustment and the notional financing cost, the level of the Index will trail the value of a hypothetical identically constituted notional portfolio from which no such Index Adjustment or cost is deducted.

●	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

●	THE NOTES DO NOT PAY INTEREST.
●	YOU WILL NOT HAVE ANY RIGHTS WITH RESPECT TO THE PORTFOLIO CONSTITUENTS, THE FUTURES CONTRACTS OR THE SECURITIES INCLUDED IN THE PORTFOLIO CONSTITUENTS.
●	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

●	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Participation Rate.

Risks Relating to Conflicts of Interest

●	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement. See also “ — Risks Relating to the Index — Our Affiliate, JPMS, Is the Sponsor of the Index, the Equity Constituent and the Bond Constituent and May Adjust the Index or such Portfolio Constituent in a Way that Affects Its Level” below.

JPMS is one of the primary dealers through which the U.S. Federal Reserve conducts open-market purchases and sales of U.S. Treasury and federal agency securities, including U.S. Treasury notes. These activities may affect the prices and yields on the U.S.

PS-7 | Structured Investments Notes Linked to the J.P. Morgan Tactical Blend Index

Treasury notes, which may in turn affect the level of the Bond Constituent and the level of the Bond Constituent. JPMS has no obligation to take into consideration your interests as a holder of the notes when undertaking these activities.

●	OUR PARENT COMPANY, JPMORGAN CHASE & CO., IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE (1) Solactive United States 1000 Index, THE REFERENCE INDEX tracked by THE EQUITY CONSTITUENT and (2) the Vanguard Short-Term Corporate Bond ETF, the Vanguard Intermediate-Term Corporate Bond ETF and the Vanguard Long-Term Corporate Bond ETF, ETFs potentially underlying the Bond Constituent.

Although our parent company, JPMorgan Chase & Co., is currently one of the companies included in certain of the Portfolio Constituents, JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the securities included in the reference index underlying the Equity Constituent or the ETFs underlying the Bond Constituent.

●	JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES, AND MAY DO SO IN THE FUTURE —

Any research, opinions or recommendations could affect the market value of the notes.  Investors should undertake their own independent investigation of the merits of investing in the notes and the Portfolio Constituents and the securities composing the Portfolio Constituents.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

●	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

●	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

●	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs

PS-8 | Structured Investments Notes Linked to the J.P. Morgan Tactical Blend Index

that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

●	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Index

●	Our Affiliate, JPMS, Is the Sponsor of the Index, the Equity Constituent and the Bond Constituent and May Adjust the Index or such Portfolio Constituent in a Way that Affects Its Level.

JPMS, one of our affiliates, currently acts as the sponsor of the Index, the Equity Constituent and the Bond Constituent and is responsible for, among other things, developing the guidelines and policies governing the composition and calculation of such indices. In performing these duties, JPMS may have interests adverse to the interests of investors in an investment or instrument referencing the Index, particularly where JPMS, as the Index Sponsor, is entitled to exercise discretion. The rules of the Index, the Equity Constituent and the Bond Constituent may be amended at any time by the Index Sponsor, in its sole discretion. Such rules also permit the use of discretion by the sponsor in relation to such index in specific instances, including, but not limited to, the selection of any substitute or successor, the adjustment of the respective index levels under certain extraordinary events and the interpretation of the respective rules. Although JPMS, acting as the Index Sponsor and the Index Calculation Agent, will make all determinations and take all action in relation to the Index acting in good faith and in a commercially reasonable manner, it should be noted that JPMS may have interests adverse to the interests of investors in an investment or instrument referencing the Index and the policies and judgments for which JPMS is responsible could have an impact, positive or negative, on the level of the Index and the value of the notes.

Although judgments, policies and determinations concerning the Index and the Portfolio Constituents are made by JPMS, JPMorgan Chase & Co., as the ultimate parent company of JPMorgan Chase Bank and JPMS, ultimately controls JPMorgan Chase and JPMS. JPMS has no obligation to consider your interests in taking any actions that might affect the value of your notes. Furthermore, the inclusion of the Portfolio Constituents in the Index is not an investment recommendation by us or JPMS of any of the Portfolio Constituents, or any of the securities, ETFs or futures contracts composing any of the Portfolio Constituents.

●	The Index may not be successful or outperform any alternative strategy that might be employed in respect of the Portfolio Constituents —

The Index follows a notional rules-based proprietary strategy that operates on the basis of pre-determined rules. Under this strategy, the Index seeks to maintain an annualized realized volatility approximately equal to the Target Volatility of 5.0% by rebalancing its exposures to the Portfolio Constituents from time to time based on the realized portfolio volatility and the price momentum of the Bond Constituent. By seeking to maintain an annualized realized volatility approximately equal to the Target Volatility, the Index may underperform an alternative strategy that seeks to maintain a higher annualized realized volatility or an alternative strategy that does not seek to maintain a level volatility.

No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed in respect of the Portfolio Constituents.

●	The Index may not approximate the Target Volatility —

No assurance can be given that the Index will maintain an annualized realized volatility that approximates the Target Volatility. The actual realized volatility of the Index may be greater or less than the Target Volatility. The Index seeks to maintain an annualized realized volatility approximately equal to the Target Volatility of 5.0% by rebalancing its exposures to the Portfolio Constituents from time to time based on the realized portfolio volatility. However, there is no guarantee that trends exhibited by the realized portfolio volatility will continue in the future. The volatility of a notional portfolio on any day may change quickly and unexpectedly. In addition, because the methodology used to calculate the realized volatility of the Index is based on the highest volatility over three separate look-back intervals (5 days, 63 days and 756 days), the actual realized volatility of the Index on an annualized basis is more likely to be lower than the Target Volatility of 5.0% than it is likely to be higher, which may adversely affect the level of the Index and the value of the notes.

PS-9 | Structured Investments Notes Linked to the J.P. Morgan Tactical Blend Index

●	The Index should not be compared to any other index or strategy sponsored by any affiliates of JPMorgan Chase & Co. (each, a “J.P. Morgan Index”) and cannot necessarily be considered a revised, enhanced or modified version of any other J.P. Morgan Index —

The Index follows a notional rules-based proprietary strategy that may have objectives, features and/or constituents that are similar to those of other J.P. Morgan Indices. No assurance can be given that these similarities will form a basis for comparison between the Index and any other J.P. Morgan Index, and no assurance can be given that the Index would be more successful than or outperform any other J.P. Morgan Index. The Index operates independently and does not necessarily revise, enhance, modify or seek to outperform any other J.P. Morgan Index.

●	The Index may be significantly uninvested —

The weighting methodology of the Index may result in an aggregate weight of less than 100% on any day. If the Index tracks a notional portfolio with an aggregate weight that is less than 100%, the Index will not be fully invested, and any uninvested portion will earn no return. The Index may be significantly uninvested on any given day, and will realize only a portion of any gains due to appreciation of the Portfolio Constituents on any such day. The daily deduction of the Index Adjustment is fully applied in calculating the Index Level, even when the Index is not fully invested.

●	A significant portion of the Index’s exposure may be allocated to the Selected Defensive Constituent —

Under normal market conditions, the Equity Constituent has tended to exhibit a realized volatility that is higher than the Target Volatility and that is higher than the realized volatility of each of the Defensive Constituents in general over time. As a result, the Index will generally need to reduce its exposure to the Equity Constituent in order to approximate the Target Volatility. Furthermore, because the methodology used to calculate the realized volatility of the Index is based on the highest volatility over three separate look-back intervals (5 days, 63 days and 756 days), the actual realized volatility of the Index on an annualized basis is more likely to be lower than the Target Volatility of 5.0% than it is likely to be higher, which has the effect of further lowering the weight of the Equity Constituent. Therefore, the Index may have significant exposure for an extended period of time to the Selected Defensive Constituent, and that exposure may be greater, perhaps significantly greater, than its exposure to the Equity Constituent. However, the returns of the Selected Defensive Constituent may be significantly lower than the returns of the Equity Constituent, and possibly even negative while the returns of the Equity Constituent are positive, which will adversely affect the level of the Index and the value of the notes.

●	The Index may be more heavily influenced by the performance of the Equity Constituent than the performance of the Selected Defensive Constituent in general over time —

Under normal market conditions, the Equity Constituent’s realized volatility has been relatively more variable and has tended to be significantly higher than those of the Defensive Constituents. Under these circumstances, the Index is generally expected to be more heavily weighted towards the Selected Defensive Constituent. Furthermore, because the methodology used to calculate the realized volatility of the Index is based on the highest volatility over three separate look-back intervals (5 days, 63 days and 756 days), the actual realized volatility of the Index on an annualized basis is more likely to be lower than the Target Volatility of 5.0% than it is likely to be higher, which has the effect of further lowering the weight of the Equity Constituent. However, under circumstances where the Equity Constituent’s realized volatility is significantly higher than that of the Selected Defensive Constituent, the performance of the Index is expected to be influenced to a greater extent by the performance of the Equity Constituent than by the performance of the Selected Defensive Constituent, even if the weight of the Selected Defensive Constituent is significantly greater than the weight of the Equity Constituent.

Consequently, even in cases where the allocation to the Selected Defensive Constituent is greater than the allocation to the Equity Constituent, the Index may be influenced to a greater extent by the performance of the Equity Constituent than by the performance of the Selected Defensive Constituent because, under some conditions, the greater allocation to the Selected Defensive Constituent will not be sufficiently large to offset the greater realized volatility of the Equity Constituent.

Accordingly, the level of the Index may decline if the value of the Equity Constituent declines, even if the value of the Selected Defensive Constituent increases at the same time. See also “— Changes in the values of the Portfolio Constituents may offset each other” below.

●	Correlation of performances between the Portfolio Constituents may reduce the performance of the Index —

Performances of the Portfolio Constituents may become highly correlated from time to time, including, but not limited to, a period in which there is a substantial decline in the level or the price of the Portfolio Constituents. High correlation during periods of negative returns among Portfolio Constituents could have an adverse effect on the performance of the Index.

PS-10 | Structured Investments Notes Linked to the J.P. Morgan Tactical Blend Index

●	Changes in the values of the Portfolio Constituents may offset each other —

Price movements among the Portfolio Constituents may not correlate with each other. At a time when the value of one Portfolio Constituent increases, the value of the other Portfolio Constituents may not increase as much or may decline. Therefore, in calculating the level of the Index, increases in the value of one Portfolio Constituent may be moderated, or more than offset, by lesser increases or declines in the value of the other Portfolio Constituent, which will adversely affect the level of the Index and the value of the notes.

●	HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS —

The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party.  Hypothetical back-tested performance measures have inherent limitations.  Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested model that has been designed with the benefit of hindsight.  Alternative modelling techniques might produce significantly different results and may prove to be more appropriate.  Past performance, and especially hypothetical back-tested performance, is not indicative of future results.  This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information.

●	If the value of a Portfolio Constituent changes, the level of the Index may not change in the same manner —

Changes in the value of any Portfolio Constituent may not result in a comparable change in the level of the Index or the market value of any investment or instrument linked to the Index.

●	The Index comprises notional assets and liabilities —

The exposure of the Index to its Portfolio Constituents is purely notional and will exist solely in the records maintained by or on behalf of the Index Calculation Agent. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Consequently, there will be no claim against any of the reference assets that compose the Index.

●	The Index has a very limited operating history and may perform in unanticipated ways —

The Index was established on March 30, 2023 and therefore has a very limited operating history. Past performance should not be considered indicative of future performance.

●	The Index is subject to market risks —

The performance of the Index is dependent in part on the performance of its Portfolio Constituents. As a consequence, any investment or instrument linked to the Index is exposed to the performance of the Portfolio Constituents. Geopolitical and other events (e.g., wars, terrorism or natural disasters) may disrupt securities and currency markets and adversely affect global economies and markets, thereby adversely affecting the performance of the Portfolio Constituents and the Index.

●	The investment strategy used to construct the Index involves rebalancing from time to time —

The Index is subject to rebalancing from time to time based on the realized portfolio volatility and the price momentum of the Bond Constituent. For this purpose, the price momentum of the Bond Constituent on a given Index Business Day is calculated based on the 60-Day Price Momentum Signal. If the Bond Constituent exhibits a positive 60-Day Price Momentum Signal on any given Index Business Day and on each of the two (2) Index Business Days preceding such day, then the Bond Constituent will be identified as the Selected Defensive Constituent for such day. However, if the Bond Constituent exhibits a negative or neutral 60-Day Price Momentum Signal on any given Index Business Day and on each of the two (2) Index Business Days preceding such day, then the Currency Constituent will be identified as the Selected Defensive Constituent for such day. In either scenario, if the 60-Day Price Momentum Signal on such day is not repeated on both of the two (2) preceding Index Business Days, then the Selected Defensive Constituent will be whichever one was last selected. Following each Defensive Constituent Switch Day, the Index will rebalance its exposure to the Portfolio Constituents starting on the immediately following Index Business Day and ending on the Index Business Day after the earlier of (y) the next Defensive Constituent Switch Day and (z) the Index Business Day for which the volatility budget of each Defensive Constituent as of such day is equal to the preliminary volatility budget of such Defensive Constituent calculated as of the Defensive Constituent Switch Day, up to a maximum of five (5) days. In addition, the Index will rebalance its exposure to the Portfolio Constituents on any other Index Business Day where the volatility of the notional portfolio underlying the Index is less than four point five percent (4.5%) or greater than five point five percent (5.5%), calculated as of the immediately preceding Index Business Day. By contrast, a notional portfolio that does not rebalance from time to time in this manner could see greater compounded gains over time through exposure to a consistently and rapidly appreciating portfolio consisting of the relevant Portfolio Constituents. Therefore, the return on any investment or instrument linked to the Index may be less than the return on an alternative

PS-11 | Structured Investments Notes Linked to the J.P. Morgan Tactical Blend Index

investment in the relevant Portfolio Constituents that is not subject to rebalancing. No assurance can be given that the investment strategy used to construct the Index will outperform any alternative investment in the Portfolio Constituents of the Index.

●	The Index determines the Selected Defensive Constituent based on the momentum of the Bond Constituent —

The Index determines the Selected Defensive Constituent based on the momentum of the Bond Constituent. If the Bond Constituent exhibits a positive 60-Day Price Momentum Signal, and this continue for the following two (2) days, then the Selected Defensive Constituent as of the last day will be the Bond Constituent. However, if the Bond Constituent exhibits a negative or neutral 60-Day Price Momentum Signal, and this continue for the following two (2) days, then the Selected Defensive Constituent as of the last day will be the Currency Constituent. In either scenario, if the 60-Day Price Momentum Signal on such last day is not repeated on the preceding two (2) days, then the Selected Defensive Constituent will be whichever one was last selected. The momentum strategy generally seeks to benefit from positive trends in the returns of the Bond Constituent, and allocate to the Currency Constituent when the momentum signal for the Bond Constituent is not positive. As such, the allocation to the Bond Constituent is based in part on the recent performance of the Bond Constituent ETFs. However, there is no guarantee that recent performance trends will continue in the future. Moreover, in circumstances where the Bond Constituent exhibits a negative or neutral 60-Day Price Momentum Signal, there is no assurance that the Currency Constituent will outperform the Bond Constituent.

In addition, due to the momentum investment strategy to determine the Selected Defensive Constituent, the Index may fail to realize gains that could occur as a result of obtaining exposures to financial instruments that have experienced negative returns, but which subsequently experience a recovery or a sudden spike in positive returns. As a result, if market conditions do not represent a continuation of prior observed trends, the level of the Index, which is rebalanced based on prior trends, may decline.

●	There are risks associated with the momentum investment strategy underlying the rebalancing methodology of the Index —

The rebalancing methodology of the Index reflects a momentum investment strategy and seeks to provide exposure to positive price momentum of the Bond Constituent through its rebalancing process. Momentum investing generally seeks to capitalize on positive trends in the returns of financial instruments.     If the Bond Constituent exhibits a positive 60-Day Price Momentum Signal, and this continue for the following two (2) days, then the Bond Constituent will be included in the Index as the Selected Defensive Constituent. However, if the Bond Constituent exhibits a negative or neutral 60-Day Price Momentum Signal, and this continue for the following two (2) days, then the Index will generally rebalance to switch its exposure from the Bond Constituent to the Currency Constituent as the Selected Defensive Constituent. In non-trending, sideways markets, the Index will maintain the Selected Defensive Constituent last selected and may be subject to “whipsaws.” A whipsaw occurs when the market reverses and does the opposite of what is indicated by the trend indicator, resulting in a trading loss during the particular period.

Furthermore, due to the “long-only” construction of the Index, the weight of each Portfolio Constituent will not fall below zero at any time even if the Selected Defensive Constituent has displayed a negative recent performance period. Moreover, once a selected portfolio has been identified and implemented, the Index will track the performance of the Selected Defensive Constituent until the next re-weighting, even when the values of that Selected Defensive Constituent is trending downwards or when the Selected Defensive Constituent is otherwise performing significantly worse than its recent performance, or than the other Defensive Constituent.

●	A Portfolio Constituent may be replaced by a substitute index or ETF upon the occurrence of certain extraordinary events —

Following the occurrence of certain extraordinary events with respect to a Portfolio Constituent, the affected Portfolio Constituent may be replaced by a substitute index or ETF. These extraordinary events generally include events that could materially interfere with the ability of market participants to transact in positions with respect to the Index (including positions with respect to any Portfolio Constituent or the reference index of any Portfolio Constituent). See the accompanying underlying supplement for a summary of events that could trigger an extraordinary event.

PS-12 | Structured Investments Notes Linked to the J.P. Morgan Tactical Blend Index

The changing of a Portfolio Constituent may affect the performance of the Index, and therefore, the return on any investment or instrument linked to the Index, as the replacement Portfolio Constituent may perform significantly better or worse than the original Portfolio Constituent. For example, the substitute or successor Portfolio Constituent may have higher fees or worse performance than the original Portfolio Constituent. Moreover, the policies of the sponsor of the substitute index or ETF concerning the methodology and calculation of the substitute index or ETF, including decisions regarding additions, deletions or substitutions of the assets underlying the substitute index or ETF, could affect the level or price of the substitute index or ETF and therefore the performance of the Index and the value of the notes. The performance of the Index and the amount payable on the notes and their market value could also be affected if the sponsor of a substitute index or the sponsor of the reference index of a substitute ETF discontinues or suspends calculation or dissemination of the relevant index, in which case it may become difficult to determine the market value of the notes. The sponsor of the substitute index or ETF will have no obligation to consider any person’s interests in calculating or revising such substitute index or ETF.

●	The Index seeks to allocate notional exposure between the Equity Constituent and the Selected Defensive Constituent so that the risk associated with each constituent is roughly equal. However, the Index methodology may not be successful at achieving “risk-parity” among the Portfolio Constituents —

The Index is subject to rebalancing from time to time in part based on the realized portfolio volatility and seeks to weight the notional exposure to the Equity Constituent and the Selected Defensive Constituent such that the risk associated with each of the Equity Constituent and the Selected Defensive Constituent is approximately equal. This is accomplished by measuring the realized volatility of each of the Equity Constituent and the Selected Defensive Constituent and setting the weight of the Equity Constituent and the Selected Defensive Constituent in inverse proportion to its respective volatility. Therefore, all else being equal, a lower realized volatility for a Portfolio Constituent will generally result in a higher weight for that Portfolio Constituent, while a higher realized volatility will generally result in a lower weight. However, there can be no assurance that historical trends in volatility will continue in the future. Thus, the realized volatility of the Portfolio Constituents in the future could differ significantly from their historical volatility. Furthermore, because the Index adjusts its notional exposure to the Portfolio Constituents only on Rebalancing Days (as defined below), the Index will not be able to adjust its notional exposure to the Portfolio Constituents to account for any change in volatility until a subsequent Rebalancing Day. As a result, the Index may not successfully weight the notional exposure to the Portfolio Constituents such that the risks associated with the Equity Constituent and the Selected Defensive Constituent are approximately equal. In this circumstance, the Index may not be able to maintain “risk-parity” between the Equity Constituent and the Selected Defensive Constituent between Rebalancing Days, which may adversely affect the level of the Index and the value of the notes.

●	The Portfolio Constituents will likely be unequally weighted in the Index —

In seeking to achieve roughly equal risk allocation between the Equity Constituent and the Selected Defensive Constituent, the Equity Constituent and the Selected Defensive Constituent will likely be unequally weighted. All else being equal, the performance of the Portfolio Constituent with the higher weighting will influence the performance of the Index to a greater degree than the performance of the Portfolio Constituent with lower weighting. If the Portfolio Constituent with the higher weighting perform poorly, its poor performance could negate or diminish the effect on the performance of the Index of any positive performance by the lower-weighted Portfolio Constituent.

●	OTHER KEY RISKS:
o	THE INDEX WAS ESTABLISHED ON MARCH 30, 2023, AND THE Equity Constituent and the Bond Constituent, which were recently formed, have limited operating histories and MAY PERFORM IN UNANTICIPATED WAYS.
o	THE NOTES ARE NOT COMMODITY FUTURES CONTRACTS OR SWAPS AND ARE NOT REGULATED UNDER THE COMMODITY EXCHANGE ACT OF 1936, AS AMENDED
o	HISTORICAL PERFORMANCE OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES
o	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING INTEREST RATE-RELATED RISKS AND CREDIT RISK.

Please refer to the “Risk Factors” section of the accompanying underlying supplement for more details regarding the above-listed and other risks.

PS-13 | Structured Investments Notes Linked to the J.P. Morgan Tactical Blend Index

Hypothetical Back-Tested Data and Historical Information

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested weekly closing levels of the Index from January 5, 2018 through March 29, 2023, and the actual historical performance from March 30, 2023 through December 22, 2023. Since the Index was established on March 30, 2023, only back-tested performance is reflected in the graph below. The closing level of the Index on December 27, 2023 was 203.29. We obtained the closing levels above and below from the Bloomberg Professional® service, without independent verification.

The data for the hypothetical back-tested performance of the Index set forth in the following graph are purely theoretical and do not represent the actual historical performance of the Index. See “Selected Risk Considerations — Risks Relating to the Index — Hypothetical Back-Tested Data Relating to the Index Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations” above.

The hypothetical back-tested and historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Index will result in a payment at maturity in excess of your principal amount, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

The hypothetical back-tested closing levels of the Index have inherent limitations and have not been verified by an independent third party. These hypothetical back-tested closing levels are determined by means of a retroactive application of a back-tested model designed with the benefit of hindsight. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown. Alternative modeling techniques or assumptions would produce different hypothetical back-tested closing levels of the Index that might prove to be more appropriate and that might differ significantly from the hypothetical back-tested closing levels of the Index set forth above.

Treatment as Contingent Payment Debt Instruments

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement no. 3-I. Unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, our special tax counsel, Latham & Watkins LLP, is of the opinion that the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Assuming this treatment is respected, as discussed in that subsection, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange, and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the Additional Amount is treated as becoming fixed prior to maturity. You should consult your tax adviser concerning the application of these rules. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price

PS-14 | Structured Investments Notes Linked to the J.P. Morgan Tactical Blend Index

should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Latham & Watkins LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Comparable Yield and Projected Payment Schedule

We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC. If the notes had been issued on December 28, 2023 and we had determined the comparable yield on that date, it would have been an annual rate of 6.16%, compounded semiannually. The actual comparable yield that we will determine for the notes may be higher or lower than 6.16%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount of the payment that we will make on the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates.  Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co.  This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.  For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS

PS-15 | Structured Investments Notes Linked to the J.P. Morgan Tactical Blend Index

and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

PS-16 | Structured Investments Notes Linked to the J.P. Morgan Tactical Blend Index

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The J.P. Morgan Tactical Blend Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

PS-17 | Structured Investments Notes Linked to the J.P. Morgan Tactical Blend Index

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 13, 2023:

https://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf

•	Underlying supplement no. 19-I dated April 13, 2023:

https://www.sec.gov/Archives/edgar/data/19617/000121390023029546/ea152984_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-18 | Structured Investments Notes Linked to the J.P. Morgan Tactical Blend Index